LEASE AGREEMENT

THIS LEASE AGREEMENT (the "Lease") is made as of the 23rd day of September 2021, by and between North Prairie Holdings, LLC, a Michigan limited liability company, with an address of c/o Ag Business Solutions, LLC, 588 3 Mile Rd., NW, Suite 203, Grand Rapids, MI 49544 (hereinafter the "Landlord"), and Bion 3G-1 LLC, a Colorado limited liability company, with an address of 9 East Park Court, Old Bethpage, New York 11804 (hereinafter "Tenant"). Both Tenant and Landlord are herein referred individually as a "Party" and collectively as the "Parties".

WHEREAS, Landlord is the owner of approximately 20 acres of certain real property located in Newton County, Indiana with Parcel Number 56-05-36-500-002.001-013 and described as follows:

> Parcel 'A' Legal Description: That Part of the Northwest Quarter of Section 36, Township 31 North, Range 8 West of the Second Principal Meridian more particularly described as commencing at the Northwest corner of said Northwest Quarter; thence North 89 degrees 57 minutes 40 seconds East along the north line of said Northwest Quarter 220.00 feet to the point of beginning; thence continuing along the North line of said Northwest Quarter, North 89 degrees 57 minutes 40 seconds East, 700.00 feet; thence South 00 degrees 43 minutes 33 seconds East, 1280.00 feet; thence South 89 degrees 57 minutes 40 seconds West, 700.00 feet; thence North 00 degrees 43 minutes 33 seconds West, 1280.00 feet to the point of beginning, all in Newton County, State of Indiana. Subject to the interests in County Road 700 North.

WHEREAS, the above-identified parcel of real property shall be referred to as the "Premises" for purposes of this Lease;

WHEREAS, the Tenant desires to lease a portion of said Premises from Landlord for the purpose of constructing and operating a beef finishing facility including a Bion 3G Tech livestock waste treatment system (collectively "Facility") at the location consisting of approximately four (4) acres on the Premises (the "Site") (collectively Facility and Site shall be the "System Site") subject to the terms and conditions hereinafter set forth; and

WHEREAS, a map/diagram identifying the location of the Site on the Premises is set forth on Exhibit A;

WHEREAS, any capitalized terms used herein and not otherwise defined are defined as set forth in the Agreement between Curtis Creek Dairy, LLC and Bion 3G-1 LLC dated September 23, 2021 ("Agreement"); and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises contained herein, the sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1
TERM OF LEASE

1.1 On or before October 10, 2021, Tenant shall pay to Lessor Sixty Thousand and no/100 Dollars ($60,000.00) and, if such amount is not timely paid, then this Lease shall be void. If the foregoing payment is made, then Tenant shall have through December 31, 2023 ("Initial Term") to construct its Facility. Upon the earlier of December 31, 2022 or when the Facility is constructed and the Facility is populated with cattle and becomes operational ("Start Date"), then the "Installment Rental Term" of this Lease shall start on the first day of the month after such Start Date and shall end two years thereafter.

1.2 The Initial Term and the Installment Rental Term are collectively referred to as the "Term".

1.3 Landlord and Tenant may in the future agree to extend the Term in such manner as is mutually agreed in writing.

ARTICLE 2
RENT; CONSTRUCTION/OPERATION OF FACILITY

2.1 The Tenant agrees to remit to the Landlord as rent for the Site, without demand, deduction, setoff or counterclaim:

A. For the Installment Rental Term, annual rent shall be Seventy-five Thousand and no/100 Dollars ($75,000.00) payable in equal monthly payments of Six Thousand Two Hundred Fifty and no/100 Dollars ($6,250.00), payable by the tenth (10th) day of each month.

2.2 The Tenant shall also pay all state, municipal and local taxes, assessments, levies, late fees and penalties, and other charges, general and special, ordinary and extraordinary, in whatever name, nature or kind that are or may be during the initial Term, or any renewal or extension thereof, levied, assessed, imposed or charged on or against the Premises attributable solely to construction of the Facility at the System Site, if any.

2.3 Tenant shall have the right, at its own cost and expense, to contest any real property tax assessment, real property tax, payment in lieu of tax, or other municipal charges attributable to the Facility at the System Site which Tenant deems improper or unreasonable, and Landlord agrees to cooperate or join with Tenant in any applications or proceedings to contest or judicially review any such assessment, tax, payment in lieu of tax, or other charge.

ARTICLE 3
CONSTRUCTION/OPERATION/EASEMENTS/ACCESS/COOPERATION/Grants/ETC.

3.1 Tenant shall construct and operate the Facility at the Site.

3.2 In connection therewith, Landlord hereby agrees that it will consent to and join in any grants for easements for electric, telephone, gas, water, sewer, access, curb cuts, drainage and other utilities, for driveways and approaches to and from abutting streets and highways, for access to and from the lagoons on the Premises, and for such other public utilities and facilities as may be reasonably necessary for the construction and operation of the Bion Project provided they do not materially interfere with the operation of Landlord on the Premises and it is without expense to Landlord.

3.3 Tenant (and its corporate parent), along with their guests, employees, personnel, agents, independent contractors, visitors, invitees, and third parties shall have ingress, egress and general access to the Premises in connection with the Facility for all business purposes including but not limited to design, construction, permitting and operating the Facility on the Site and Landlord will not unreasonably interrupt or disturb any entrances or exits, and will use all reasonable means to prevent any interruption, disturbance or deprivation by any third party.

3.4 Landlord understands the Tenant will seek certain local, State and Federal tax credits, grants, and/or other financing in connection with the construction and operation of the Facility. Landlord agrees to fully and promptly cooperate to assist in the applications for such financial benefits at no expense to Landlord.

3.5 The Parties agree to cooperate as necessary to complete construction of the Bion Project, including but not limited to meeting with local and state officials and others relating to permitting, zoning, approvals, financing, etc. and executing such documents are required in connection with construction of Facility, and as to Landlord, Landlord does not incur any out of pocket expenses.

ARTICLE 4
UTILITIES

4.1 Tenant shall be responsible for payment of all utilities provided to the System Site, including water, gas, electricity and heat. To the fullest extent possible, the utilities shall be separately metered with Tenant paying all costs of installation and the utility bills entirely separately from Landlord, with Landlord having no liability or expense related thereto. In the event that all or part of the System Site's utilities cannot be separately metered from the Premises as a whole, Tenant shall be responsible for paying the System Site's proportionate share of the utilities in a manner acceptable to Landlord The Parties agree that the Tenant's share of the utilities shall be determined by calculating the difference between (i) an average month's utility bill for the System Site prior to the Tenant's tenancy and (ii) that current month's utility bill for the System Site or via any other arrangement mutually agreed upon by the Parties in writing.

ARTICLE 5
REPAIR AND MAINTENANCE

5.1 Tenant shall, at its sole expense, maintain, repair, and replace the Facility, and if necessary, any structural part of the System Site, if applicable.

5.2 Except as otherwise agreed to in writing by the Parties, the Tenant shall, at its sole expense, keep the System Site at all times throughout the initial Term, and any extensions or renewals thereof, in good order and condition, shall do and promptly make all repairs thereto, and shall not allow any refuse or debris to accumulate in or about the System Site.

5.3 All maintenance, repair and replacement by the Tenant shall be done immediately as needed in a good and workmanlike manner and in compliance with all local governmental rules, laws, ordinances and regulations at any time issued or in force and which may be applicable to the System Site.

5.4 The Tenant shall discharge, by bond or otherwise, any mechanics lien filed against the System Site for work claimed to have been done for, or materials claimed to have been furnished to, the Tenant within 10 days after the filing thereof, at the Tenant's sole cost, and the Tenant shall otherwise keep the System Site free from any liens arising out of work performed, materials furnished, or obligations incurred by the Tenant. Should the Tenant fail to discharge any lien described herein, the Landlord shall have the right, but not the obligation, to pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against the title of the System Site and the cost thereof shall be immediately due from the Tenant.

5.5 Landlord shall discharge, by bond or otherwise, any mechanics lien filed against the System Site for work claimed to have been done for, or materials claimed to have been furnished to, Landlord within10 days after the filing thereof, at the Landlord's sole cost, and the Landlord shall otherwise keep the System Site free from any liens arising out of work performed, materials furnished, or obligations incurred by the Landlord. Should the Landlord fail to

discharge any lien described herein, the Tenant shall have the right, but not the obligation, to pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against the title of the System Site and the cost thereof shall be immediately due from the Landlord.

5.6 Upon the end of the Term, Tenant shall leave the Site in a good and neat condition, reasonable wear and tear excepted, and shall have removed all manure from the Site.

ARTICLE 6
USE OF THE SITE; COMPLIANCE WITH LAWS

6.1 The site shall be used for the Facility and for related uses. The Tenant shall not cause or permit the release of any odor, vibration, fumes, noise and/or nuisance other than routinely and ordinarily associated with the permitted uses of the System Site.

6.2 During the Term of the Lease, Landlord agrees that Tenant shall have the right to discharge all residual effluent from the Facility (the "Effluent") into the municipal wastewater treatment system if permitted and, if that is not legally permissible, into the storage lagoons operated on the Premises (by truck or other appropriate method) (in accordance with the terms of the Agreement between Curtis Creek Dairy, LLC and Bion 3G-1 LLC dated September 23, 2021 and) this Lease unless an alternative discharge location and procedure has been otherwise mutually agreed upon in writing by the Parties.

6.3 Tenant agrees to provide information on the operation of the Facility necessary for Landlord to comply with reporting requirements stated in Landlord's or Curtis Creek Dairy's CAFO Permit. Such information shall be treated as confidential and subject to the NDA attached hereto as Exhibit B.

6.4 The Tenant shall deliver to the Landlord true, accurate, and complete copies of all notifications received or given by the Tenant and which relate to the release of any substance or waste upon the Site related to Tenant's activities. Tenant shall furnish to the Landlord upon its written request a certificate of compliance with the provisions of this Article 6, and shall defend, indemnify and hold the Landlord, its employees, agents, and partners harmless from and against any claim, demand, cost, expense or liability arising out of or relating to the release of any substance or waste upon the System Site from the Facility, if any.

6.5 Landlord represents and warrants that it shall comply and shall cause its agents, contractors, invitees, and subtenants to comply in all respects with all environmental laws and regulations in connection with (i) the generation, storage, and handling of the Effluent from the Facility delivered to the Landlord and the performance of Landlord's other obligations described herein; and (ii) the handling of the Effluent properly discharged from the Facility to the storage lagoons. Landlord, upon receiving any information or notice contrary to the covenants contained in this Section, shall immediately notify the Company in writing with full details regarding the same.

6.6 Landlord represents and warrants that, to the best of Landlord's knowledge, that

the Site is free from environmental contaminants and it has obtained or has the benefit of and will keep in force (or at the time they are required, will obtain or have the benefit of) all permits, consents, authorizations, licenses, franchises and approvals necessary for the operation of the Facility on the Premises pursuant to this Lease.

6.7 Landlord represents and warrants that it shall and it shall cause its agents, contractors, invitees, and subtenants on the Site to comply in all respects with all environmental laws and regulations, and, except in compliance with environmental laws and regulations, (i) that no pollutants, contaminants, solid wastes, or toxic or hazardous substances will be stored, treated, generated, disposed of, or allowed to exist on the System Site, except such as may currently exist or as hereafter may be introduced to the System Site by Landlord or a third party acting at the direction or on behalf of Landlord, and (ii) Tenant will take all reasonable steps to prevent the unlawful release of hazardous substances onto the System Site. Upon receiving any information or notice contrary to the covenants contained in this section, the Tenant shall immediately notify Landlord in writing with full details regarding the same.

6.8 To the best of Landlord's knowledge, no permit, approval, or authorization of, or designation, declaration or filing with, any governmental authority or any other person or entity on the part of Landlord is required in connection with the execution or delivery by Landlord of this Lease or of the consummation of the transactions contemplated hereby.

6.9 Landlord represents, warrants and covenants to Tenant that, as of the date hereof and so long as this Lease is in effect, there shall be no mortgages, mechanics liens, or similar liens in force against the System Site.

6.10 To the best of Tenant's knowledge, no permit, approval, or authorization of, or designation, declaration or filing with, any governmental authority or any other person or entity on the part of Tenant is required in connection with the execution or delivery by Tenant of this Lease or of the consummation of the transactions contemplated hereby.

ARTICLE 7
SUBLETTING

7.1 Without the prior written consent of Landlord, which consent shall not be unreasonably withheld, the Tenant may not assign, transfer, or set over this Lease or sub-let the whole or any part of the System Site to any person or persons.

ARTICLE 8

[Intentionally omitted.]

ARTICLE 9
INSURANCE

9.1 The Tenant shall, during the Term and any extension or renewal thereof, keep in full force and effect an All-Risk Fire Insurance Policy and a Premises Liability Insurance Policy covering the System Site, and naming Landlord as an additional insured.

9.2 The Tenant shall, during the initial Term and any extension or renewal thereof, keep in full force and effect a General Public Liability Insurance Policy, all for the benefit and protection of, and with loss payable to, the Landlord, Tenant, and any mortgagee, as their respective interests may appear, in coverage amounts acceptable to Landlord. The General Public Liability Insurance Policy, or a certificate thereof, (which shall provide at least 30 days prior notice to Landlord of cancellation) shall be delivered to the Landlord, together with proof of payment of premium, upon the Tenant's taking possession of the System Site. The Tenant shall also deliver to the Landlord evidence of renewal of such General Public Liability Insurance Policy with proof of payment of premium within 20 days before expiration of such coverage. If Tenant subleases, Tenant shall require subtenant to also provide coverage acceptable to Landlord naming Landlord on a certificate of insurance.

9.3 Tenant shall make and pay all premiums due for all the foregoing policies of insurance. Tenant shall provide Landlord with reasonable documentation of all insurance required by this Lease.

9.4 The Landlord and the Tenant each hereby waive and release each other, and their respective employees, agents, partners, officer, directors and shareholders, from all liability of, and all rights of recovery or subrogation against each other in connection with or arising out of any loss, cost, expense or damage occurring to the System Site or the property to be stored in or about the System Site as a result of fire or other casualty, to the extent such loss, cost or expense is insured against under any policy of insurance in force at the time of such loss, and both the Landlord and the Tenant hereby agree that all policies of insurance required in connection with this Lease shall contain a waiver by the insurer of such rights of recovery or subrogation.

ARTICLE 10
DEFAULT AND REMEDIES

10.1 Events of Default. An "Event of Default" under this Lease shall mean any Party's failure to perform obligations required under the Agreement or the Lease and such failure shall have continued for a period of sixty (60) days after the other Party gives written notice of such failure.

10.2 Force Majeure.

(a) Defined. A "Force Majeure" under this Lease shall include, but is not limited to, any act of God; strike lockout, or other industrial disturbance; act of public enemies; act, priorities, or orders of any kind of the government of the United States of America or of the State of Indiana or any of its departments, agencies, governmental subdivisions, or officials or any civil or military authority; insurrections, riots; pandemics, epidemics, or onset of a public health emergency; landslides; lightning; earthquakes; fire; hurricanes; storms; floods; washouts; droughts; arrests, restraint of government or people; civil disturbances; explosions; breakage

or accident to machinery, transmission pipes, or canals; shortages of labor or materials or delays of carriers; partial or entire failure of utilities; shortage of energy; or any other cause or event not reasonably within the control of the Party claiming such inability and not due to its fault.

(b) Notwithstanding the provisions of 10.2(a), if by reason of Force Majeure, either Party hereto shall be unable in whole or in part to carry out its obligations under this Agreement and if such Party shall give notice and full particulars of such Force Majeure in writing to the other Party within a commercially reasonable time after the occurrence of the event or cause relied upon, the obligations under this Lease of the Party giving such notice, so far as they are affected by such force majeure, shall be temporarily suspended during continuance of the inability, which shall include a reasonable time for the removal of the effect thereof. The suspension of such obligations for such period pursuant to this subsection 10.2(b) shall not be deemed an Event of Default under this section. The Party claiming such inability shall remove the cause for the same with all reasonable promptness.

(c) It is agreed that the settlement of strikes, lock-outs, and other industrial disturbances shall be entirely within the discretion of the Party having difficulty, and the Party having difficulty shall not be required to settle any strike, lockout, and other industrial disturbances by acceding to the demands of the opposing Party or Parties.

10.3 Remedies on Default. Whenever any Event of Default shall have occurred and the defaulting Party has failed to cure said default within sixty (60) days of written notice from the non-defaulting Party, remedies shall include, but not be limited to, the right to terminate this Agreement and obligations hereunder. The Parties acknowledge that a breach or threatened breach of this Lease would give rise to irreparable harm for which monetary damages would not be an adequate remedy and hereby agree that in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction without the need to post bond or prove that monetary damages would be an insufficient remedy.

10.4 No Additional Waiver Implied by One Waiver. In the event any agreement contained herein should be breached by any Party and thereafter waived by any other Party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

10.5 Dispute Resolution. In the event a dispute arises between the Parties pursuant to this Lease, the Parties agree to participate in at least four (4) hours of mediation through a mediator to be jointly selected by the Parties prior to commencing any suit against the other Party. If any Party does not attend mediation, or the dispute is not settled after the mediation session, any Party is free to commence suit in a court of competent jurisdiction.

ARTICLE 11
DAMAGE OR DESTRUCTION OF THE SYSTEM SITE

11.1 In the event of a partial destruction of the Facility and/or System Site, except as a result of Landlord's intentional act or negligence, the Tenant's obligations under this Lease shall remain in effect, this Lease shall not terminate, and the tenancy of the System Site shall continue without reduction or abatement of rent or additional rent and the Tenant shall, as additional rent hereunder, forthwith repair the Facility and/or System Site, and cause the same to be restored at its sole cost and expense to the extent that Landlord receives any proceeds of insurance with respect to such partial destruction, Landlord shall reimburse Tenant out of such proceeds for repair costs reasonably incurred by Tenant, provided, however, that Landlord shall not be liable to Tenant for any excess of such repair costs over the amount of such insurance proceeds and further, provided, that Landlord shall be entitled to retain any excess of such insurance proceeds over the repair costs reasonably incurred by Tenant.

11.2 In the event that the Facility and/or System Site is completely destroyed, then the Tenant shall have the option to terminate this Lease and the leasehold interest in the System Site created hereunder, by written notice to the Landlord, in which event, Tenant shall have no further liability or obligation under the terms of this Lease, provided, however, that all insurance proceeds resulting from such destruction shall be retained by the respective party holding the insurance policy.

ARTICLE 12
INDEMNIFICATION

12.1 Landlord shall not be liable for and the Tenant hereby agrees to indemnify, defend and forever hold the Landlord, its agents, employees and partners harmless from and against all claims, damages, costs, expenses (including attorneys' fees and disbursements), and liabilities resulting from injury or damage to the Tenant, its agents, employees, servants, invitees and any other person claiming through the Tenant or Tenant's occupancy of the System Site, unless such claims, damages, costs, expenses (including attorneys' fees and disbursements), and liabilities shall have resulted solely from an intentional or negligent act of the Landlord, or its agents, employees or partners, in which case there shall be no such indemnification of the Landlord by the Tenant.

ARTICLE 13
CONDEMNATION

13.1 If a part of the System Site shall be taken in any proceeding by any public authority, by condemnation or acquired for any public or quasi-public purpose, and such condemnation or taking shall materially affect the Tenant's ability to conduct its business, then the Tenant may, at its election, terminate this Lease, and any prepaid rent shall be prorated from the date of condemnation to the expiration of the Term shall be refunded to the Tenant. The Tenant's election to terminate this Lease and the leasehold in the System Site created hereunder shall be exercisable by written notice given by the Tenant to the Landlord not later than sixty (60) days following the date that written notice of such condemnation or taking is given to the Tenant by the Landlord. In the event that the Tenant shall not elect to terminate this Lease and the leasehold in the System Site created hereunder within the aforesaid sixty (60)-day period,

then the condemnation or taking of part of the System Site shall be considered not to materially affect the Tenant's ability to conduct its business.

ARTICLE 14
QUIET ENJOYMENT

14.1 The Landlord covenants that, so long as the Tenant shall faithfully perform the agreements, terms, covenants, and conditions set forth in this Lease, the Tenant shall and may peaceably and quietly have, hold, and enjoy the leasehold interest in the System Site hereby granted without disturbance by or from the Landlord.

ARTICLE 15
SURRENDER ON TERMINATION OF LEASEHOLD

15.1 The Tenant shall, on the last day of the term of this Lease, including any renewal or extensions thereof, or upon the sooner termination thereof, peaceably and quietly surrender the System Site to the Landlord, in as good condition and repair, normal and ordinary wear and tear and damage from fire or other casualty excepted.

ARTICLE 16
NOTICES

16.1 Any notice required or permitted to be given hereunder shall be deemed properly given if personally delivered or if sent in a sealed, postage paid wrapper, addressed to the party at the address set forth below, by certified return receipt mail, as follows:

To Landlord: North Prairie Holdings, LLC
c/o Ag Business Solutions, LLC
588 3 Mile Rd., NW, Suite 203
Grand Rapids, MI 49544
Tel: (616) 384-4610
Fax: (616) 384-4611
Email: Rblauw@agbus.com
Attn: Richard J. Blauw, Jr.

With a copy to:
James B. Doezema
Foster, Swift, Collins & Smith, P.C.
1700 East Beltline, N.E., Suite 200
Grand Rapids, MI 49525
Tel: (616) 726-2205
Fax: (616) 726-2299
Email: jdoezema@fosterswift.com

To Tenant:
Bion 3G-1 LLC

c/o Kathy Paradise
9 East Park Court
Old Bethpage, New York 11804
Tel: (303) 843-6191
mas@bionenviro.com
kparadise@bionenviro.com

16.2 All notices shall be deemed given on the third day after the notice is mailed or when personally delivered, as the case may be.

ARTICLE 17
SUCCESSORS AND ASSIGNS

17.1 This Lease shall bind the legal representatives, successors, assigns and grantees, as the case may be, of each of the parties hereto.

ARTICLE 18
NO BROKER

18.1 Landlord and Tenant acknowledge that no broker brought about this transaction.

ARTICLE 19
MODIFICATION; GOVERNING LAW; ENTIRE AGREEMENT

19.1 This Lease shall not be modified or amended except by a written instrument executed by each of the parties hereto. This Lease shall be governed by and construed in accordance with the laws of the State of Indiana. This Lease represents the final agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes any prior agreements or understandings between the parties hereto with respect to the subject matter hereof.

ARTICLE 20
MISCELLANEOUS

20.1 Counterparts. This Lease may be executed in multiple counterparts, each of which will be considered to be original documents, but all of which, taken together, will be deemed to constitute a single instrument. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., "pdf" or "tif") format shall be effective as delivery of a manually executed counterpart of this Agreement.

20.2 Headings. The headings to the sections hereof have been inserted for convenience only and will in no way modify or restrict any provision(s) hereof be used to construe any such provision.

20.3 No Waiver. No waiver by either party hereto of any failure or refusal by the other party hereto to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal by such party to so comply. No failure on the part of either party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver thereof. No waiver shall be effective unless in writing and signed by the party to be charged.

20.4 Calculation of Time. Whenever in this Lease a period of time is stated as a number of days, it shall be construed to mean calendar days; provided, however, that when any period of time so stated would end upon a Saturday, Sunday, or legal holiday, such period shall be deemed to end upon the next day following which is not a Saturday, Sunday or legal holiday in New York State. A "business day" is a day that is not a Saturday, Sunday or legal holiday.

20.5 Interpretation and Enforcement. If suit or action is filed to interpret or enforce this Lease, the prevailing party shall be entitled to be awarded its reasonable attorneys' fees and disbursements solely relating directly to the litigation through all appeals in addition to other costs and disbursements allowed by law, including those incurred on appeal.

20.6 No Construction Against Drafting Party. Seller and Purchaser acknowledge that each of them and their counsel have had an opportunity to review this Agreement and that this Lease shall not be construed or interpreted against the party that has drafted this Lease

SIGNATURES ON FOLLOWING PAGE

[Signature page to Lease Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Instrument to be duly executed as of the day first above written.

Landlord:

NORTH PRAIRIE HOLDINGS, LLC

By: ______________________

Name: MICHAEL McCLOSKEY

Title: Member/Agent

Tenant:

BION 3G-1 LLC

By: ______________________

Name: Mark A. Smith

Title: Manager

Exhibit A



NORTH LINE, NORTHWEST QUARTER, SEC. 36-31-8
COUNTY ROAD 700 NORTH
700.00' N 89°57'40" E
POINT OF BEGINNING
PARCEL 'A'
20.57 ACRES±
1280.00' S 00°43'33" E
1280.00' N 00°43'33" W
700.00' S 89°57'40" W
easement
248' x 700" =@ 4 acres
220.00'
(NOT INCLUDED)
COUNTY ROAD 500 EAST
N 00°43'33" W
WEST LINE, NORTHWEST 1/4, SEC. 36-31-8
NORTHWEST CORNER, NORTHWEST QUARTER, SECTION 36-31-8 POINT OF COMMENCEMENT
THIS DRAWING IS NOT NTENDED TO BE REPRESENTED AS A RETRACEMENT OR ORIGINAL BOUNDARY URVEY, OR A SURVEYOR OCATION REPORT.
Order By: CARL RAMSEY
Survey Job No: S15568
Scale: 1"=200'
Drawn By: MLP
ate: SEPTEMBER 22, 2015
KENNETH D. GEMBALA
REGISTERED
No. S0568

////////// Premises

- - - - - - - SITE

EXHIBIT B
NON-DISCLOSURE AGREEMENT
(to be added upon execution but no later than October 30, 2021)

87395:00002:100082265-1